UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  February 4, 2008

Electronic Data Systems Corporation
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)
01-11779	75-2548221
(Commission File Number)	(IRS Employer Identification No.

5400 Legacy Drive, Plano, Texas	75024
(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000
Registrant's telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

      o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      o   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      o   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      o   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 (e)  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangements with Messrs. Rittenmeyer, Feld and Vargo

On February 4, 2008, the Compensation and Benefits Committee of the Board of Directors (the "CBC") of Electronic Data Systems Corporation ("EDS") approved the grant of performance-vesting restricted stock units ("P-RSUs"), time-vesting restricted stock units ("Time-Vesting RSUs") and stock options to EDS' executive officers effective as of February 13, 2008.  The grants approved include the following awards to persons who are "named executive officers" in the Summary Compensation Table in EDS' 2007 proxy statement: Ronald A. Rittenmeyer - 250,000 P-RSUs, 250,000 Time-Vesting RSUs and 2,000,000 stock options; Charles S. Feld - 40,000 P-RSUs, 40,000 Time-Vesting RSUs and 240,000 stock options; and Ronald P. Vargo - 20,000 P-RSUs, 20,000 Time-Vesting RSUs and 120,000 stock options.  All P-RSUs, Time-Vesting RSUs and stock options will be awarded under the Amended and Restated 2003 Incentive Plan of Electronic Data Systems Corporation (the "Incentive Plan").

The number of P-RSUs that vest will depend on EDS' financial performance over the three-year period that began on January 1, 2008 and will end on December 31, 2010.  Performance will be measured based on the compound annual growth rate (CAGR) of EDS' free cash flow per share, return on net assets and total revenue during the performance period relative to CAGR performance targets established by the CBC on February 4, 2008.  Depending on EDS' results against the performance targets, the actual number of P-RSUs granted to executive officers that may vest can range from zero to 300% of the target number awarded.

The Time-Vesting RSUs will vest ratably over three years on the anniversary of the grant date, commencing February 13, 2009.  Dividend equivalents will not be paid on P-RSUs or Time-Vesting RSUs prior to vesting.

The exercise price for the stock options will be the fair market value of EDS Common Stock on the grant date, as determined under the Incentive Plan.  The stock options will vest 100% on February 13, 2011, and have an exercise term of four years from the scheduled vesting date.

If the executive's employment is involuntarily terminated by EDS without "cause", or the executive voluntarily terminates his employment for "good reason" (as such terms are defined in his Executive Severance Agreement) or voluntarily terminates his employment after he reaches age 62, a pro rata portion (based on service during the performance period) of the P-RSUs will be earned (with the final number that vest to be determined in the first quarter of 2011 based on EDS' performance during the performance period) and a pro rata portion (based on service from the date of grant) of the unvested Time-Vesting RSUs and stock options will immediately vest, with the stock options exercisable through the earlier of (a) one-year following separation from EDS, (b) the expiration of the original grant term or (c) the tenth anniversary of the original grant date. If the executive's employment is involuntarily terminated for "cause" or if he voluntarily terminates his employment for any reason other than "good reason" prior to the executive reaching age 62, any unvested P-RSUs, Time-Vesting RSUs and stock options will be forfeited, and any vested stock options will be exercisable for 90 days after separation from EDS.  In the event of termination due to death or total disability, the target number of P-RSUs, and all Time-Vesting RSUs and stock options will immediately vest.

Amendment to Mr. Feld's 2004 Option Grant

In connection with the acquisition of The Feld Group in January 2004, Mr. Feld was granted options to purchase 269,838 shares of common stock with an exercise price of $23.96 per share.  The stock options had a five-year term and vested 8% on January 9, 2004, 32% on January 9, 2005, 30% on January 9, 2006, and 30% on January 9, 2007. On February 4, 2008, the CBC approved the extension of the term of these stock options to January 9, 2011, subject to Mr. Feld's continued employment with EDS through January 9, 2009.

Vesting of 2005 P-RSU Grants

On February 4, 2008, the CBC approved the vesting of the P-RSUs awarded in connection with EDS' 2005 annual long-term incentive grant at 84.9% of the target award, based on EDS' average operating margin, net asset utilization and organic revenue growth for the 2005-2007 performance period relative to performance targets previously established by the CBC.  Accordingly, the number of P-RSUs held by persons who are "named executive officers" in our 2007 proxy statement that will vest as of the February 25, 2008 vesting date is as follows: former Chairman and Chief Executive Officer Michael H. Jordan - 212,250 P-RSUs; Jeffrey M. Heller - 70,467 P-RSUs; Ronald A. Rittenmeyer - 28,017 P-RSUs; Charles S. Feld - 37,356 P-RSUs; and Ronald P. Vargo - 16,980 P-RSUs.

Amendment to Existing Equity Awards

On February 4, 2008, the CBC approved an amendment to all existing EDS equity award agreements granted to EDS employees, including the named executive officers.  This amendment revises the vesting terms of all outstanding EDS equity awards, including all previously granted P-RSUs, restricted stock units, deferred stock units and stock options, to provide for immediate vesting in the event of an employment termination of the holder thereof due to death or total disability.

Forms of Award Agreements

EDS plans to file the forms of the Performance Restricted Stock Unit Award Agreement, Time-Vesting Restricted Stock Unit Award Agreement and Stock Option Award Agreement for the February 2008 annual long-term incentive grant as exhibits to its Annual Report on Form 10-K for the year ended December 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

February 8, 2008                                                                                                      By:    /S/ STORROW M. GORDON

                                                                                                                                          Storrow M. Gordon, Executive Vice President

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